EXHIBIT 1

EXPLANATION OF RELATIONSHIPS AND GROUPS

Hipp is the President and majority stockholder of HD Ventures, LLC (“HDV”) with the sole authority to acquire, dispose and vote securities that are acquired under authority to HDV. HDV is the General Partner of The Bio Tech Equity Fund, L.P. and Medical Response Fund, L.P. Consequently, the reporting persons may be deemed to be members of a group. By reason of its position as General Partner of BTE and MRF, HDV may be deemed to possess the power to vote and dispose of the shares of the Common Stock beneficially owned by MRF and BTE. By reason of his position as President and sole trading director of HDV, Hipp may be deemed to possess the shared power to vote and dispose of the shares of Common Stock beneficially owned by BTE and MRF.

Pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended, (i) MRF disclaims beneficial ownership of all shares of Common Stock beneficially owned by BTE, (ii) BTE disclaims beneficial ownership of all shares of Common Stock beneficially owned by MRF, and (iii) Each of Hipp and HDV disclaims beneficial ownership of all shares of Common Stock beneficially owned by BTE and MRF, except to the extent of their actual economic interests. Further, Hipp and HDV declare that the filing of this statement shall not be deemed to constitute an admission that they are beneficial owners of any securities covered by this statement.